Exhibit 10.1

THE McCLATCHY COMPANY

2018 SENIOR EXECUTIVE RETENTION PLAN

(As Adopted Effective November 8, 2018)

1.     Purpose.  The Compensation Committee (the “Committee”) of the Board of Directors of The McClatchy Company (“McClatchy”) has recommended and approved the establishment of this 2018 Senior Executive Retention Plan (the “Plan”).  The purpose of the Plan is to maintain the cohesion of the senior management team and to motivate and reward eligible senior executive officers for continued dedicated service.  No shareholder approval is required to give effect to the terms of the Plan.  The Committee is responsible for administration of the Plan and, in its sole discretion, shall make all determinations under the Plan.

2.     Covered Individuals.  The individuals listed on Exhibit A attached hereto shall be participants in the Plan (the “Participants”).

3.     Amount of Retention Award.  If a Participant satisfies the criteria for payment described under Section 4 below, the Participant is eligible to receive payment of a retention award in an amount up to the maximum amount set forth next to the Participant’s name on Exhibit A attached hereto (the “Retention Award”).

4.     Payment of the Retention Award.  A Participant shall be eligible to receive one-third (1/3) of the Participant’s Retention Award if the Participant remains continuously employed by McClatchy or a subsidiary of McClatchy from the date hereof (the “Effective Date”) through June 30, 2019.  A Participant shall be eligible to receive one-third (1/3) of the Participant’s Retention Award if the Participant remains continuously employed by McClatchy or a subsidiary of McClatchy from the Effective Date through December 31, 2019.  A Participant shall be eligible to receive the remaining one-third (1/3) of the Participant’s Retention Award if the Participant remains continuously employed by McClatchy or a subsidiary of McClatchy from the Effective Date through June 30, 2020.  Each such date shall be a “Vesting Date.”

a.     Any Retention Award becoming payable as just described shall be paid in a lump sum, less applicable withholding taxes, to the Participant entitled to such payment as soon as reasonably practicable following the applicable Vesting Date and the Committee’s certification that the Participant has become entitled to payment; provided, further, that in no event will payment of any Retention Award or portion thereof be paid later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs.

b.     Except as provided next, a Participant will not be entitled to receive payment of a Retention Award or a portion thereof under this Plan if he or she terminates employment with McClatchy and its subsidiaries on or prior to the applicable Vesting Date.  Notwithstanding the preceding:

i.    A Participant shall be entitled to receive the unpaid portion of the Retention Award, if the Participant ceases to be an employee of McClatchy and its subsidiaries on account of death or Disability prior to the applicable Vesting Date, in which case payment

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shall be made as soon as reasonably practicable following his or her date of termination of employment, but in no event later than March 15th of the calendar year following the calendar year in which the date of termination of employment occurs; and

ii.   A Participant shall be entitled to receive the unpaid portion of the Retention Award, (A) if the Participant ceases to be an employee on account of involuntary termination without Cause, other than on account of Disability, or resignation for Good Reason, in each case prior to the applicable Vesting Date, and (B) if the Participant executes, delivers, and does not revoke a waiver and release agreement, substantially in the form attached hereto as Exhibit B (with such revisions as McClatchy may reasonably request), within 45 days of the Participant’s termination date, in which case payment shall be made on the first regular payroll date occurring on or after the 10th day following the lapse of the revocation period under the waiver and release agreement.

5.              Definitions.

a.     Cause.  For purposes of this Plan, “Cause” means (i) a willful failure by the Participant to substantially perform the duties of his or her position with McClatchy or any subsidiary, other than a failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Participant which constitutes gross misconduct and which is materially injurious to McClatchy.  No act, or failure to act, by the Participant shall be considered “willful” unless committed without a reasonable belief that the act or omission was in McClatchy’s best interest.

b.     Good Reason.  For purposes of this Plan, “Good Reason” means, with respect to a Participant, the occurrence of any of the following circumstances, without the Participant’s express written consent, unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; or (iii) a change in the geographic location at which the Participant must perform the duties from Sacramento, California; provided further that a resignation shall not be considered to have been on account of Good Reason unless the Participant provides McClatchy not less than 60 days’ advance notice in writing within 90 days of the initial occurrence of the condition that is the basis for such Good Reason and McClatchy does not correct the condition in the time frame described above.

c.     Disability.  For purposes of this Plan, “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than six months or which can be expected to result in death.

6.     Leave of Absence.  For purposes of this Plan, a Participant’s employment does not terminate when the Participant goes on a bona fide leave of absence that was approved by McClatchy in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  The Participant’s employment terminates in any event when the approved leave ends unless the Participant immediately returns

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to active employee work.  The Committee determines, in its sole discretion, which leaves count for this purpose and when the Participant’s employment terminates for purposes of this Plan.

7.     Amendment and Termination.  Except as required by applicable law, no amendment to the Plan on or after the Effective Date will reduce the rights of Participants to any Retention Award payable under this Plan.   The Plan shall automatically terminate following satisfaction of any and all obligations under the Plan.  Plan amendments will require shareholder approval only to the extent required by applicable law.

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EXHIBIT A

PARTICIPANTS

	Participants	Retention Award
1.	Craig Forman	$2,000,000
2.	Mark Zieman	$1,059,000
3.	Scott Manuel	$763,125
4.	Elaine Lintecum	$733,875
5.	Billie McConkey	$727,500
6.	Andrew Pergam	$660,000

A-1

EXHIBIT B

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release Agreement (the “Agreement”) is being entered into between [            ] (“Employee”) and The McClatchy Company, a Delaware corporation (the “Company”), in connection with the termination of Employee’s employment with the Company as of [Month, Day], [Year] (the “Termination Date”), in consideration of the retention payment (the “Retention Award”) provided to Employee pursuant to and in accordance with The McClatchy Company 2018 Senior Executive Retention Plan (the “Plan”).  Employee and the Company are referred to collectively as the “Parties.”

1.                     General Release.  Except for any rights granted under this Agreement, Employee, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, joint ventures, affiliates, divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

a.             Released Claims.  The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Employee’s employment with the Company or the termination thereof; any claims to severance or similar benefits (except as provided below in Section 1.c.); any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company; any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Employee or by any person claiming to act on Employee’s behalf or in Employee’s interest.  Employee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines.  Employee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:

i.              Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

ii.            Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment.

iii.           Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.

b.             Participation in Agency Proceedings.  Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar federal, state or local agencies.  However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state or local agency proceeding, including any subsequent legal action.  Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (the “SEC”), the Financial

Industry Regulatory Authority (“FINRA”), or any other securities regulatory agency or authority. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

c.             Claims Not Released.  The Released Claims do not include claims by Employee for: (1) payment of the Retention Award under the Plan; (2) vested benefits under any the Company-sponsored benefits plan, including equity awards under The McClatchy Company 2012 Omnibus Incentive Plan (or a successor plan); (3) any rights for indemnification, or advancement of indemnification expenses, under the Company’s certificate of incorporation or Bylaws; and (4) any rights that cannot by law be released by private agreement.

d.             Waiver of Rights under California Civil Code Section 1542.  Employee further acknowledges that Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right.  Even though Employee is aware of this right, Employee nevertheless hereby voluntarily waives the right described in Section 1542 and any other statutes of similar effect, and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, arising from the subject matter of the Release.  Employee acknowledges that different or additional facts may be discovered in addition to what Employee now knows or believes to be true with respect to the matters released in this Agreement, and Employee agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

e.             No Existing Claims or Assignment of Claims.  Employee represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

f.             Defend Trade Secrets Act.  Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or

(ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

g.             Acknowledgement of Legal Effect of Release.  BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT HE IS WAIVING ALL RIGHTS HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT.  EMPLOYEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

2.                     General Provisions.  This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof.  This Agreement may not be altered or amended except by an instrument in writing signed by both Parties.  Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement.  This Agreement will be governed by, and construed in accordance with, the laws of the State of California, excluding the choice of law rules thereof.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.  If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

3.                     No Admission; Attorneys Fees.  Employee agrees that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either Employee or the Company.  In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

4.                     ADEA Acknowledgement/Time Periods.  With respect to the General Release in Section 1 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.  Employee acknowledges that he has carefully read and understands this Agreement in its entirety and executes it voluntarily and without coercion.

a.             Consideration Period.  Employee is hereby advised to consult with a competent, independent attorney of Employee’s choice, at Employee’s expense, regarding the legal effect of this Agreement before signing it.  Employee shall have forty-five (45) days from receipt of this Agreement to consider whether to execute it, but Employee may voluntarily choose to execute this Agreement before the end of the forty-five (45) day period.

b.             Revocation Period.  Employee understands that Employee has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation.  If Employee wishes to revoke this Agreement after signing it, Employee must provide written notice of Employee’s decision to revoke the Agreement to the Company, Attention: [Company representative name, address and email address], by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Employee has signed this Agreement (the “Revocation Deadline”).

5.                     Execution.  Employee understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Employee signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Employee on or before the forty-fifth (45th) day after Employee receives it.

[SIGNATURE PAGE FOLLOWS]

BY SIGNING BELOW, EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has agreed to the terms and conditions of this Agreement as of the date set forth below.

EMPLOYEE:

[ ]

Date: , 20

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 45-DAY CONSIDERATION PERIOD

I, [             ], understand that I have forty-five (45) days within which to consider and execute the attached Waiver and General Release Agreement.  However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Waiver and General Release Agreement before such forty-five (45) day period has expired.

Date	Signature